CUSIP No. 02553310                                           Page 19 of 22 Pages


                                                                       EXHIBIT 2

                                 [ON LETTERHEAD]

                                 April 15, 2002

AMERICAN ECOLOGY CORPORATION
Steve Romano, President
805 W. Idaho Street
Suite # 200
Boise, Idaho 83702

Dear Mr. Romano:

          This letter constitutes a notice that I hereby withdraw my consent, to the extent it may be deemed to have been previously given, to be named in the proxy statement of management for the solicitation of directors for election to the Board of Directors of American Ecology Corporation (the "Company"). Pursuant to Rule 14a-4(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), I am not a bona fide nominee for election on the proxy statement of management of the Company.

          I intend, together with others, to nominate individuals for election to the Company's board of directors at the 2002 Annual Meeting. We intend to solicit proxies for the election of such individuals from stockholders of the Company, in a proxy solicitation subject to Rule 14a-12(c) promulgated under the Exchange Act. We will today be filing a Schedule 13D to publicly disclose our ownership of stock of the Company and our intentions with respect to the holding and voting of such stock.

          We feel that the Board of Directors needs more independent thought and committed representation by directors who will represent the interests of all stockholders. We intend that these issues and others will be discussed in our proxy solicitation.

Sincerely,

/s/  Rotchford L. Barker

Rotchford L Barker

CC:  Bronstein, Schutt, Volini, Bergson, Heil, Rostenkowski